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           GREY ADVERTISING INC. AND CONSOLIDATED SUBSIDIARY COMPANIES
                                 EXHIBIT -11.01
         STATEMENT RE: COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                                                       FOR THE YEAR ENDED
                                                           DECEMBER 31,
                                                ------------------------------
                                                     1995              1994
                                                ------------------------------
PRIMARY
   Average shares outstanding(1)                   1,269,888         1,269,246
   Net effect of dilutive stock options-
      based on the treasury stock method
      using average market price                      25,294            16,359
                                                ------------------------------

         TOTAL                                     1,295,182         1,285,605
                                                ==============================

   Net Income (Loss)                            $ 23,438,000      $(21,378,000)
   Less: Effect of dividend requirements
      and the change in redemption value
      of redeemable preferred stock               (1,698,000)       (1,137,000)
                                                 ------------------------------
NET EARNINGS USED IN
      COMPUTATION                               $ 21,740,000      $(22,515,000)
                                                ==============================

Per share amount                                      $16.79           $(17.51)
                                                ==============================

FULLY DILUTED
   Average shares outstanding(1)                   1,269,888         1,269,246
      Net effect of dilutive stock options-
      based on treasury stock method
      using the period-end market price,
      if higher than average market price             32,961            16,583
   Assumed conversion of 8.5%
      convertible subordinated
      debentures issued December 1983                 51,000            51,000
                                                ------------------------------


      TOTAL                                        1,353,849         1,336,829
                                                ==============================

   Net Income (Loss)                            $ 23,438,000      $(21,378,000)
   Less: Effect of dividend requirements
         and the change in redemption value
         of redeemable preferred stock            (1,698,000)       (1,137,000)
   Add: 8.5% convertible subordinated
        debentures interest net of income
        tax effect                                   139,000           139,000
                                                ------------------------------
NET EARNINGS USED IN
     COMPUTATION                                $ 21,879,000      $(22,376,000)
                                                ==============================

Per share amount                                      $16.16            *
                                                ==============================


*  Antidilutive

            (1) Includes 54,024 shares and 28,167 shares for 1995 and 1994, respectively, expected to be issued pursuant to the terms of the Senior Management Incentive Plan.